Exhibit 10.3

RESTRICTED STOCK AGREEMENT

THIS RESTRICTED STOCK AGREEMENT (this “Agreement”) is made effective as of April 17, 2009 (the “Grant Date”), by and between DMI Life Sciences, Inc., a Delaware corporation (the “Company”), and David Bar-Or M.D. (the “Holder”):

WHEREAS, the Company and DMI Biosciences, Inc., a Colorado corporation (“DMIB”) are party to an Asset Purchase Agreement dated as of April 16, 2009 (the “APA”) pursuant to which the Company will purchase certain assets of DMIB;

WHEREAS, the execution and delivery of this Agreement is a condition to the closing of the transactions contemplated by the APA;

WHEREAS, the Company’s Board of Directors (the “Board”) has determined that it would be to the advantage and in the best interest of the Company and its stockholders to enter into this Agreement to assign certain shares of Common Stock of the Company subject to certain restrictions thereon (the “Restricted Stock”) to the Holder in consideration of services to be rendered and as an incentive for the Holder’s best performance of future services to Company and its subsidiaries, subject to the restrictions set forth herein and payment of the Aggregate Purchase Price (as defined below);

WHEREAS, the Company and the Holder have entered into an Employment Agreement dated April 17, 2009 (the “Employment Agreement”).

NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto do hereby agree as follows:

ARTICLE I. AWARD OF RESTRICTED STOCK

Section 1.1 Award of Restricted Stock. In consideration of Holder’s services and for other good and valuable consideration which the Board has determined, including a per share purchase price of $0.001, the Company hereby awards and assigns to the Holder, on the Grant Date, 2,700,000 shares of Restricted Stock, for an aggregate purchase price of $2,700 (the “Aggregate Purchase Price”). The Aggregate Purchase Price for the Shares shall be paid by check payable to the Company or by wire transfer per the Company’s wiring instructions.

Section 1.2 Not a Contract of Employment. Nothing in this Agreement shall confer upon the Holder any right to continue in the employ of the Company or any subsidiary, or shall interfere with or restrict in any way any otherwise existing rights of the Company and any subsidiary, which are hereby expressly reserved, to discharge the Holder at any time for any reason whatsoever, with or without Cause (subject to the consequences set forth in the Employment Agreement).

ARTICLE II. TERMS OF THE AWARD AND RESTRICTIONS

Section 2.1 Definition. Unless the context otherwise requires, terms defined in the Employment Agreement have the same meanings when used in this Agreement.

“Common Stock” shall mean common stock of the Company, $0.001 par value per share.

“Restrictions” shall mean the restrictions on sale or other transfer set forth in Section 3.1, the exposure to forfeiture set forth in Section 2.2 and the vesting set forth in Section 2.3.

Section 2.2 Forfeiture. Any share of Restricted Stock that is not vested pursuant to Section 2.3 upon the termination of the Holder’s Service (as defined below) with the Company and its subsidiaries (x) by the Company for Cause or (y) by the Holder other than for Good Reason, shall thereupon be forfeited to the Company without payment. In the event of the termination of the Holder’s Service (x) as a result of his death or Disability, (y) by the Company without Cause or (z) by the Holder with Good Reason, the Restricted Stock that is not vested pursuant to Section 2.3 shall remain outstanding and shall immediately become fully vested. For purposes of this Agreement, “Service” shall mean the Holder’s performance of services to the Company (or any parent, subsidiary or affiliate thereof) in the capacity of an employee, a director, a consultant or an independent advisor.

Section 2.3 Vesting and Lapse of Restrictions. Subject to Sections 2.2, 2.4 and 2.6, each share of Restricted Stock shall not be transferable until such share becomes vested pursuant to this Section. The shares shall vest in accordance with the following schedule (each a “Vesting Date”):

(a) 500,000 shares of the Restricted Stock shall be fully vested as of the date of this Agreement and there shall be no Restrictions thereon.

(b) No additional shares shall vest pursuant to the passage of time from the date of this Agreement through the first anniversary of this Agreement.

(c) 500,000 shares of the Restricted Stock shall vest in twelve equal installments during the period from the first anniversary to the second anniversary of the date of this Agreement provided that Holder continues to provide Service, such that on the monthly anniversary of the date of this Agreement 1/12 of such Restricted Shares shall vest (such number shall be prorated for any partial month in which Holder is in Service).

(d) 500,000 shares of the Restricted Stock shall vest in twelve equal installments during the period from the second anniversary to the third anniversary of the date of this Agreement provided that Holder continues to provide Service, such that on the monthly anniversary of the date of this Agreement 1/12 of such Restricted Shares shall vest (such number shall be prorated for any partial month in which Holder is in Service).

(e) The time vesting schedule of the Restricted Shares described in paragraphs (c) and (d) above shall be subject to acceleration upon the achievement of the milestones as described on Exhibit B hereto. To the extent that any of the milestones are satisfied, the restricted shares which will early vest shall be taken from the portion of the restricted shares with the longest remaining time to vesting under the time vesting schedule.

Section 2.4 Restricted Account/Stock Legend. Holder acknowledges that the Company will either issue the Restricted Shares covered by this Agreement in the name of the Holder to be held in an uncertificated restricted account or will issue a stock certificate for the Restricted Shares in the name of the Holder, which certificate will bear the legends set forth below and any additional legend required by applicable securities law or other applicable regulation.

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN VESTING REQUIREMENTS UNDER THE TERMS OF THAT CERTAIN RESTRICTED STOCK AGREEMENT BY AND BETWEEN DMI LIFE SCIENCES, INC. (THE “COMPANY”) AND THE REGISTERED OWNER OF SUCH SHARES, AND SUCH SHARES MAY NOT BE, DIRECTLY OR INDIRECTLY, VOLUNTARILY OR INVOLUNTARILY, OR BY OPERATION OF LAW, OFFERED, TRANSFERRED, SOLD, ASSIGNED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF UNDER ANY CIRCUMSTANCES, EXCEPT PURSUANT TO THE PROVISIONS OF SUCH AGREEMENT. A COPY OF THE AGREEMENT MAY BE OBTAINED FROM THE COMPANY.

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “ACT”) AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER THE ACT OR, IN THE OPINION OF COUNSEL SATISFACTORY TO THE ISSUER OF THESE SECURITIES, SUCH OFFER, SALE OR TRANSFER, PLEDGE OR HYPOTHECATION IS IN COMPLIANCE THEREWITH.

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER AND A RIGHT OF FIRST REFUSAL AS SET FORTH IN THE RESTRICTED STOCK AGREEMENT BETWEEN THE ISSUER AND THE ORIGINAL HOLDER OF THESE SHARES, A COPY OF WHICH MAY BE OBTAINED AT THE PRINCIPAL OFFICE OF THE ISSUER. SUCH TRANSFER RESTRICTIONS AND RIGHT OF FIRST REFUSAL ARE BINDING ON TRANSFEREES OF THESE SHARES.

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER FOR A PERIOD OF TIME FOLLOWING THE EFFECTIVE DATE OF A PUBLIC OFFERING OF THE COMPANY’S SECURITIES SET FORTH IN THE RESTRICTED STOCK AGREEMENT BETWEEN THE ISSUER AND THE ORIGINAL HOLDER OF THESE SHARES AND MAY NOT BE SOLD OR OTHERWISE DISPOSED OF BY THE HOLDER PRIOR TO THE EXPIRATION OF SUCH PERIOD WITHOUT THE CONSENT OF THE COMPANY.

Holder acknowledges that the certificates evidencing the Restricted Stock, whether certificated or uncertificated, shall be held in the custody of the Company in the name of the Holder until the restrictions lapse and that it is a condition to the effectiveness of this Agreement and the award of the Restricted Stock that Holder deliver to the Company the stock power attached hereto as Exhibit A, endorsed in blank.

Section 2.5 Assignment of Certificates for Vested Shares. Upon the vesting of the shares of the Restricted Stock as provided in Section 2.3 and subject to Section 3.3, the Company shall, at the request of Holder, cause certificates to be assigned with respect to such vested shares and delivered to the Holder or his legal representative, free from any Restrictions and free from the first legend provided for in Section 2.4; provided, that such shares shall remain subject to applicable securities laws, the Company’s employee trading policy and the other restrictions contained in Sections 2.12 and 2.13 of this Agreement.

Section 2.6 Restrictions On New Shares. In the event that the Holder receives any new or additional or different shares or securities by reason of any transaction or event described in Section 2.7, such new or additional or different shares or securities which are attributable to the

Holder in his capacity as the registered owner of the Restricted Stock then subject to Restrictions, shall be considered to be Restricted Stock and shall be subject to all of the Restrictions, unless the Board expressly provides for the removal or lapse of the Restrictions on the shares of Restricted Stock underlying the distribution of the new or additional shares or securities, and all of the other restrictions contained in this Agreement.

Section 2.7 Special Circumstances.

(a) Merger and Consolidation. In the event of a Change in Control, all shares of the Restricted Stock shall become fully vested and all Restrictions thereon shall lapse effective immediately prior to the consummation of such Change in Control. Upon the consummation of the Change in Control, the shares of Restricted Stock shall be converted into the right to receive, or shall be exchanged for, cash, securities or other property on the same basis as the other shares of the same class of the Company’s capital stock are being converted or exchanged in connection with the Change in Control.

(b) Adjustments. In the event that any merger, consolidation, reorganization, recapitalization, separation, stock dividend, stock split, reverse stock split, split up, spin-off, repurchase of shares, combination of shares, exchange of shares, dividend in kind, or other like change in corporate structure or dividend or distribution (other than normal cash dividends) to shareholders of the Company occurs, the Board, in order to prevent diminution or enlargement of the Holder’s rights under this Agreement, shall substitute or adjust, as applicable, the number and kind of shares that may be issued under this Agreement.

(c) Investment Undertaking. The Holder is aware of the Company’s business affairs and financial condition and has acquired sufficient information about the Company to reach an informed and knowledgeable decision to acquire the shares of Restricted Stock. The Holder hereby represents and warrants that Holder will hold the Restricted Stock and the rights constituent thereto for investment for Holder’s own account only and without any present intention of distribution or sale.

Section 2.8 Withholding. On each Vesting Date (or, if applicable, as of the time an 83(b) election is made by the Holder), the Holder may, if approved in writing by the Board, (a) elect to have the Company withhold, the number of shares sufficient to satisfy the minimum tax withholding from the shares to satisfy such tax withholding obligations, or (b) deliver to the Company an amount in Common Stock of the Company with a fair market value equal to the amount of such tax obligation. Otherwise, the Holder must deliver to the Company (or have the Company withhold) an amount in cash equal to the amount of such tax obligation.

Section 2.9 Voting Rights. To the extent permitted by law, the Holder shall be entitled to exercise full voting rights as set forth in the Company’s certificate of incorporation with respect to those shares of Restricted Stock that have not yet vested.

Section 2.10 Beneficiary Designation. The Holder may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under this Agreement is to be paid in case of his death before he receives any or all of such benefit. Each such designation shall revoke all prior designations by the Holder, shall be in a form prescribed by the Board, and will be effective only when filed by the Holder in writing with the Company during the Holder’s lifetime. In the absence of any such designation, benefits remaining unpaid at the Holder’s death shall be paid to the Holder’s estate.

Section 2.11 Dividend Equivalents. The Holder may be granted dividend equivalents based on the dividends declared on shares of Common Stock of the Company that are subject to this award of Restricted Stock, to be credited as of dividend payment dates, during the period between the Grant Date and each Vesting Date, if so determined by the Board. Any such dividend equivalents shall be converted to cash or additional shares of Common Stock of the Company by such formula and at such time and subject to such limitations as may be determined by the Board in good faith.

Section 2.12 Market Stand-Off Agreement. The Holder hereby agrees that such Holder shall not sell, transfer, make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a sale of, any Common Stock (or other securities) of the Company held by such Holder (other than those included in the registration) during (i) the 180-day period following the effective date of the Company’s initial public offering (or such longer period, not to exceed 18 days after the expiration of the 180-day period, as the underwriters or the Company shall request in order to facilitate compliance with NASD Rule 2711(f)(4) or (NYSE Rule 472(f)(4), or any successor provisions or amendments thereto), and (ii) the 90-day period following the effective date of a registration statement of the Company filed under the Securities Act of 1933 (or such longer period, not to exceed 18 days after the expiration of the 90-day period, as the underwriters or the Company shall request in order to facilitate compliance with NASD Rule 2711 (f)(4) or NYSE Rule 472(f)(4), or any successor provisions or amendments thereto); provided, that, with respect to (i) and (ii) above, all officers and directors of the Company and holders of at least one percent (1%) of the Company’s voting securities are bound by and have entered into similar agreements. The obligations described in this Section 2.12 shall not apply to a registration relating solely to employee benefit plans on Form S-1 or Form S-8 or similar forms that may be promulgated in the future, or a registration relating solely to a transaction on Form S-4 or similar forms that may be promulgated in the future. The Company may impose stop-transfer instructions and may stamp each such certificate with the fourth legend set forth in Section 2.4 with respect to the shares of Common Stock (or other securities) subject to the foregoing restriction until the end of such one hundred eighty (180) or ninety (90) day (or other) period. Holder agrees to execute a market standoff agreement with said underwriters in customary form consistent with the provisions of this Section 2.12.

Section 2.13 Right of First Refusal. The Holder hereby acknowledges that the shares of Restricted Stock shall be subject to a right of first refusal to the extent provided for in the Company’s Investor Rights Agreement, as amended from time to time, to which agreement the Holder shall be a party.

ARTICLE III. MISCELLANEOUS

Section 3.1 Restricted Stock Not Transferable. No share of Restricted Stock or any interest or right therein or part thereof shall be liable for the debts, contracts or engagements of the Holder or his successors in interest or shall be subject to disposition by sale, transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy) until such time as the share of Restricted Stock has vested, and any attempted disposition thereof shall be null and void and of no effect; provided further, that each share of Restricted Stock, whether vested or unvested, shall be subject to transfer restrictions under applicable securities laws and Sections 2.4, 2.6, 2.12 and 2.13 of this Agreement.

Section 3.2 Conditions to Delivery of Stock Certificates. The Company shall not be required to deliver any certificate or certificates for shares of stock pursuant to this Agreement prior to fulfillment of all of the following conditions:

(a) Approval. The obtaining of any approval or other clearance from any state or federal governmental agency which the Board shall, in its sole discretion, determine to be necessary or advisable; and

(b) Payment. The payment by the Holder of all amounts required to be withheld, under federal, state and local (or applicable foreign) tax laws, with respect to the issuance and/or the lapse or removal of any of the Restrictions which may be paid either by the Holder or, if approved in writing by the Board, by the Holder electing that the Company withhold that number of shares of Common Stock with a fair market value equal to the minimum tax withholding obligation at the election of the Holder.

Section 3.3 Physical Custody. The Secretary of the Company or such other representative as the Board may appoint shall retain physical custody of each certificate representing Restricted Stock until all of the restrictions imposed under the Agreement with respect to the shares evidenced by such certificate expire or shall have been removed; provided, however, that in no event shall the Holder retain physical custody of any certificates representing unvested Restricted Stock assigned to Holder and provided further that the Company may determine not to issue certificates, but rather to make a book entry to reflect the issuance of the shares.

Section 3.4 Notices. Any notice required by this Agreement will be deemed provided and delivered to the intended recipient when (i) delivered in person by hand; or (ii) three days after being sent via U.S. certified mail, return receipt requested; or (iii) the day after being sent via overnight courier, in each case provided such notice is properly addressed to the following address and enclosed in a properly sealed envelope or wrapper, and with all postage and similar fees having been paid in advance.

If to the Company:	DMI Life Sciences, Inc. 8400 East Crescent Parkway Suite 600 Greenwood Village, Colorado 80111

If to the Holder:	To the address specific in the Company’s payroll records.

By a notice given pursuant to this Section 3.4, either party may hereafter designate a different address for notices to be given. Any notice which is required to be given to the Holder shall, if the Holder is then deceased, be given to the Holder’s personal representative if such representative has previously informed the Company of representative’s status and address by written notice under this Section 3.4.

Section 3.5 Titles. Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

Section 3.6 Conformity to Securities Laws. The Holder acknowledges that this Agreement is intended to conform to the extent necessary with all provisions of all applicable federal and state (and applicable foreign) laws, rules and regulations (including but not limited to, the Securities Act and the Exchange Act and to such approvals by any listing, regulatory or other governmental authority as may, in the opinion of counsel for the Company, be necessary or advisable in connection therewith. Notwithstanding anything herein to the contrary, this Agreement shall be administered, and the Restricted Stock shall be assigned, only in such a manner as to conform to such laws, rules and regulations including, without limitation, Rule 16b-3. To the extent permitted by applicable law, this Agreement and the Restricted Stock assigned hereunder shall be deemed amended to the extent necessary to conform to such laws, rules and regulations.

Section 3.7 Amendment and Successors.

(a) Amendment. This Agreement may be amended without the consent of the Holder provided that such amendment would not impair any rights of the Holder under this Agreement. No amendment of this Agreement shall, without the consent of the Holder, impair any rights of the Holder under this Agreement.

(b) Successors. All obligations of the Company under this Agreement with respect to the award of Restricted Stock shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company. This Agreement shall inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer herein set forth, this Agreement shall be binding upon Holder and his or her heirs, executors, administrators, successors and assigns. The rights and obligations of Holder under this Agreement may only be assigned with the prior written consent of the Company.

Section 3.8 Governing Law and Jurisdiction.

(a) Governing Law. The laws of the State of Colorado shall govern the interpretation, validity, administration, enforcement and performance of the terms of this Agreement regardless of the law that might be applied under principles of conflicts of laws.

(b) Jurisdiction. The Holder irrevocably agrees that any legal action, suit or proceeding arising out of or relating to this Agreement may be brought in the courts of the United States of America located in the District of Colorado or in the courts of the State of Colorado located in the County of Arapahoe. By the execution of this Agreement, the Holder irrevocably submits to the jurisdiction of any such court in any such action, suit or proceeding. Final judgment against the Holder in any such action, suit or proceeding shall be conclusive and may be enforced in any other jurisdiction by suit on the judgment, a certified or exemplified copy of which shall be conclusive evidence of the judgment, or in any other manner provided by law.

Section 3.9 Section 83(b) Election. If, within 30 days of the Grant Date, a Holder makes an election under Section 83(b) of the Code, or any successor section thereto, to be taxed with respect to all or any portion of the Restricted Stock as of the date of transfer of the Restricted Stock rather than as of the date or dates upon which the Holder would otherwise be taxable under Section 83(a) of the Code, the Holder shall deliver a copy of such election to the Company immediately after filing such election with the Internal Revenue Service. The Holder has reviewed with the Holder’s own tax advisors the federal, state, local and foreign tax consequences of this investment and the transactions contemplated by this Agreement. The Holder is relying solely on such advisors and not on any statements or representations of the Company or any of its agents.

Section 3.10 No Constraint on Corporate Action. Nothing in this Agreement shall be construed to: (a) limit, impair, or otherwise affect the Company’s or a subsidiary’s or an affiliate’s right or power to make adjustments, reclassifications, reorganizations, or changes of its capital or business structure, or to merge or consolidate, or dissolve, liquidate, sell, or transfer all or any part of its business or assets; or, (b) limit the right or power of the Company or a subsidiary or an affiliate to take any action which such entity deems to be necessary or appropriate.

IN WITNESS WHEREOF, this Agreement has been executed and delivered by the parties hereto.

DMI LIFE SCIENCES, INC.		HOLDER

By:
	Name: Michael Macluso	Name:	David Bar-Or, M.D.
Title:

EXHIBIT A

IRREVOCABLE STOCK POWER

FOR VALUE RECEIVED, the undersigned does hereby sell, assign and transfer to:

DMI Life Sciences, Inc. (the “Company”)

Taxpayer Identifying No.:

                                                              shares of the Common Stock of the Company represented by Certificate(s) No.(s)                                      inclusive, registered in the name(s) of                                         .

The undersigned does hereby irrevocably constitute and appoint                                                               attorney to transfer the said stock on the books of the Company, with full power of substitution in the premises.

By:

Dated:

EXHIBIT B

VESTING MILESTONES

As provided in Section 2.3(e) above, the vesting of the 1,800,000 Restricted Shares referred to in Section 2.3(c) and 2.3(d) will be accelerated upon the achievement of the following milestones:

•

Design and fabricate (small scale) a disposable single-use electrochemical test strip capable of attaining reproducible and accurate test results of oxidation-reduction potential (ORP) in blood of one or more selected patient populations (including normals) that correlate to the results obtained from existing ORP

•	450,000 shares become fully vested upon this milestone achievement

•

Write clinical trial protocol for initial POC study, including but not limited to a brief summary, background information, study design, inclusion and exclusion criteria, sample size calculation, data capture processes, adverse event recording, safety reviews, statistical analysis and relevant scientific and regulatory references

•	450,000 shares become fully vested upon this milestone achievement

•	Complete a sampling study for one new clinical indication of ORP

•	450,000 shares become fully vested upon this milestone achievement

•	Submit 510(k), an IDE, or a PMA application to FDA in any patient population or clinical application for initial use of ORP sensor

•	450,000 shares become fully vested upon this milestone achievement

To the extent that any of the milestones are satisfied, the restricted shares which will early vest shall be taken from the portion of the restricted shares with the longest remaining time to vesting under the time vesting schedule.